Exhibit 10.15

CELANESE AMERICAS
SUPPLEMENTAL RETIREMENT PENSION PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

CELANESE AMERICAS
SUPPLEMENTAL RETIREMENT PENSION PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

CELANESE AMERICAS
SUPPLEMENTAL RETIREMENT PENSION PLAN

WHEREAS, Celanese Corporation of America, a predecessor to Celanese Americas Corporation, previously adopted this unfunded, non-qualified "excess benefit plan" (within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) for certain of its employees, in order to supplement the benefits payable to those employees under its qualified defined benefit plan; and
WHEREAS, Celanese Americas Corporation has amended and restated this Plan in the past and now wishes to again amend and restate the Plan, effective January 1, 2009, as follows:

ARTICLE I
PURPOSE

1.1    Celanese Americas Corporation, desiring to provide systematically for the payment of supplemental benefits to a select group of management or highly compensated employees within the meaning of ERISA who participate in the Celanese Americas Retire-ment Pension Plan and whose benefits under the Celanese Americas Retirement Pension Plan are limited by certain provi-sions of applicable law, herewith continues this unfunded, non-qualified plan known as the Celanese Americas Supplemental Retirement Pension Plan.

ARTICLE II
DEFINITIONS

Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice-versa.
2.1    "Actuary" shall mean the enrolled actuary engaged to perform actuarial services for the Qualified Retirement Plan.
2.2    "Beneficiary" shall mean the person designated by a Participant to receive benefits under the Qualified Retirement Plan after his death.
2.3    "Benefit Commencement Date" means the first day of the calendar month following the later of (i) the date of the Participant's Separation from Service, (ii) the date on which the Participant attains age 55 or (iii) December 31, 2008.
2.4    "Benefits Committee" shall mean the persons ap-pointed by the Board of Direc-tors to supervise the adminis-tration of the Qualified Retirement Plan.
2.5    "Board of Directors" shall mean the board of directors of the Company.
2.6    "Change in Control" has the meaning set forth in the Celanese Corporation Deferred Compensation Plan (effective January 1, 2008).
2.7    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.8    "Company" shall mean Celanese Americas Corporation and its successors.
2.9    "Employee" shall mean each individual employed by a Participating Company who is also a member of a select group of management or highly compensated employees but shall not include any individual hired by a Participating Company on or after January 1, 2001.

2.10    "Participant" shall mean each Employee of a Participating Company who meets the eligibility requirements set forth in Section 3.1.
2.11    "Participating Company" shall mean the Company and each other organization which is designated by the Board of Directors to adopt the Qualified Retirement Plan by action of its board of directors or other governing body, and which does adopt the Qualified Retire-ment Plan.
For the purpose of determining whether a Participant has experienced a Separation from Service, the term "Participating Company" shall mean:

(a)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred under this Plan arises; and

(b)
All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Benefits Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

2.12    "Plan" shall mean the Celanese Americas Supplemental Retirement Pension Plan, as set forth herein and as hereafter amended from time to time.

2.13    "Qualified Retirement Plan" shall mean the Celanese Americas Retirement Pension Plan, the qualified defined benefit plan maintained by the Company.
2.14    "Qualified Retirement Plan Benefits" shall mean the bene-fits payable under the Qualified Retirement Plan to a Participant who has met all of the conditions for and is eligible to receive early, normal, or late retirement benefits from the Qualified Retirement Plan. The amount of a Partici-pant's Qualified Retirement Plan Benefits shall be calculated by the Actuary in accordance with the terms of the Qualified Retirement Plan and shall be expressed in the form of a single life annuity.
2.15    "Qualified Retirement Plan Survivor Benefits" shall mean the benefits payable to a surviving Spouse or Benefi-ciary under the Qualified Retirement Plan after the death of a Participant. The amount of a Spouse's or Beneficiary's Qualified Retirement Plan Survivor Benefits shall be calculated by the Actuary in accor-dance with the terms of the Qualified Re-tirement Plan and shall be expressed in the form of a 50% joint and survivor annuity.
2.16    "Section 409A" means Code Section 409A and the regulations and other guidance promulgated thereunder.
2.17    "Separation from Service" means a termination of the services provided by a Participant to his Participating Company, whether voluntarily or involuntarily, other than by reason of death, as determined by the Benefits Committee in accordance with Treasury Regulation Section 1.409A-1(h). For a Participant who provides services to a Participating Company as an Employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Participating Company. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the

Participant and his Participating Company reasonably anticipate that either (i) no further services will be performed for the Participating Company after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Participating Company after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Participating Company if the Participant has been providing services to the Participating Company less than 36 months). If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Participating Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Participating Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Participating Company.
Notwithstanding the foregoing provisions, if a Participant provides services for a Participating Company as both an Employee and as a member of the Board of Directors (a "Director"), to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.
2.18    "Specified Employee" shall, for the period described in the last sentence of this paragraph, mean a Participant who at any time during the 12-month period ending on the immediately preceding December 31 (the "Determination Period") met the definition of "key employee" as defined and determined under Internal Revenue Code Section 416(i) and the regulations thereunder because the Participant was: (i) an officer of a Participating Company or a Controlled Group Member with Key Employee Compensation of at least $130,000 (as adjusted pursuant to Code Section 416(i)(1)(A)); (ii) a 5% owner of a Participating Company; or (iii) a 1% owner of a Participating Company with Key Employee Compensation of at least $150,000. For purposes of (i) above, only an employee of the Participating Company or a Controlled Group Member who, based solely on the nature of his respective duties, was an officer of the Participating Company or a Controlled Group Member during the Determination Period and whose Key Employee Compensation during the Determination Period, when ranked with all other such officers of the Participating Company and Controlled Group Members, was one of the fifty highest compensated officers during the Determination Period, shall be considered an officer of the Participating Company or a Controlled Group Member, as the case may be, during such Determination Period. If a Participant was a key employee during a Determination Period pursuant to the foregoing provisions, the Participant shall be considered a "Specified Employee" for the 12-month period commencing on the April 1 immediately following such Determination Period
For purposes of this Section 2.17, the determination of which Participants are "key employees" pursuant to the preceding paragraph shall, in accordance with Treasury Regulation Section 1.415(c)-2(g)(5)(ii), be made by excluding all compensation of employees of the Participating Company and its Controlled Group Members who were "nonresident aliens" (as such term is defined in Treasury Regulation Section 1.409A-1(j)) during the applicable Determination Period provided that such exclusion is made in all of the Participating Company's and its Control Group Members' other nonqualified deferred compensation plans and arrangements under which Specified Employees are determined. In addition, for purposes of this Section 2.17, the term "Key Employee Compensation" means, in accordance with Treasury Regulation Section 1.415(c)-2(d)(4), compensation received from the Participating Company and any Controlled Group Members that is required to be reported under Code Sections 6041, 6051 and 6052 (i.e. Box 1 compensation) but, except as provided in the immediately preceding sentence, determined without regard to any rules that limit remuneration included in wages based on the nature or location of the employment or the services performed, increased by amounts excluded from compensation in lieu of benefits under a cash or deferred arrangement under Code Section 401(k), a cafeteria plan under Code Section 125 or a salary reduction agreement under Code Section 132(f)(4). The term "Controlled Group Member" for purposes of this Section 2.17 means a member of a controlled group of corporations under Code Section 414(b) or of a group of trades or businesses under common control under Code Section 414(c) of which the Participating Company is also a member.
2.19    "Spouse" shall mean the person to whom a Participant is married on any date of reference.

ARTICLE III
RETIREMENT BENEFITS

3.1    Conditions. An Employee shall be entitled to benefits from this Plan if:
(a)    he has Qualified Retirement Plan Benefits;
(b)     his Qualified Retirement Plan Benefits are limited by:
(1)    Code section 401(a)(17), which limits the amount of compensation that may be taken into account in calculating a Participant's benefits under the Qualified Retirement Plan, and/or;
(2)    Code section 415, which limits the annual amount of benefits that a Par-tici-pant may receive from the Qualified Retire-ment Plan; and
(c)    he is not entitled to receive benefits from the Celanese Americas Corporation Executive Pension Plan.
An Employee who is entitled to vested benefits from the Qualified Retirement Plan but is not entitled to early, normal or late retirement benefits under the Qualified Retirement Plan at the time of the Employee's Separation from Service shall still be eligible for benefits under this Plan. Further, a former employee of Hoechst-Roussel Vet Company who would have otherwise satisfied the conditions of this Section 3.1 as of March 31, 2000, will be eligible for benefits under Schedule A of this Plan. Notwithstanding any other provision of the Plan, no individual hired by a Participating Company on or after January 1, 2001 is eligible to participate in the Plan.
3.2    Amount of Benefits.     Except as provided in Schedule A, the annual amount of the benefits payable to a Participant who is entitled to benefits from this Plan shall be equal to:

(a)    the annual amount of the benefits that would be payable to the Participant under the Qualified Retirement Plan as of the Participant's Benefit Commencement Date if the limitations of Code sections 401(a)(17) and 415 were disregarded, which amount shall be calculated by the Actuary using the Qualified Retirement Plan's benefit formula;
minus
b)    the annual amount of the Participant's Qualified Retirement Plan Benefits payable as of the Participant's Benefit Commencement Date.
In the event a Participant is a Disabled Accruing Participant under the Qualified Retirement Plan following the Participant's Benefit Commencement Date, the annual benefit amount calculated under this Section 3.2 shall be increased by the Actuary as of January 1 immediately following the Participant's Benefit Commencement Date to reflect the additional disability service credited to the Participant under the Qualified Retirement Plan through the end of the calendar year following the Participant's Benefit Commencement Date, and shall likewise be increased as of each January 1 thereafter to reflect any such additional service credited since the immediately preceding January 1. Each such increase shall be equal to the annual benefit calculated under Section 3.2(a) and (b) based solely on the additional disability service credited during the calendar year immediately preceding the January 1 adjustment date. This annual benefit increase shall be calculated and paid effective as of the January 1 adjustment date taking into account the factors described in Section 3.3 and the form of payment of the Participant’s benefit under this Plan.
3.3    Relevant Factors.
(a)    In calculating the amount described in Sections 3.2(a) and 3.2(b) or in Schedule A, the Actuary shall take into account all pertinent pro-visions of the Qualified

Retirement Plan, including applicable conversion and reduction factors. The only provisions of the Qualified Retirement Plan to be disregarded in calculating the amount described in Section 3.2(a) or Schedule A are those setting forth the limitations of Code sections 401(a)(17) and 415.
(b)    The amount described in Sections 3.2(a) and 3.2(b)shall be expressed in the form of a single life annuity. Further, the amount described in Section 3.2(b) shall be calculated as if the Participant's Qualified Retirement Plan Benefits are commencing on the Participant's Benefit Commencement Date even if the Participant has not elected to commence his Qualified Retirement Plan Benefits on that date.
(c)    Any base salary or bonus otherwise payable to a Participant that is deferred under a plan providing for the deferral of compensation that is maintained by the Company or its subsidiaries, whether such plan is qualified under Code Section 401(a) or nonqualified, shall nonetheless be counted as earnings for the purpose of calculating the Participant's benefit accrual under the Plan for that Plan year.
3.4    Notice. A Participant who is entitled to benefits from this Plan shall receive a notice setting forth the amount of the benefits payable to him, as determined under Section 3.2 or Schedule A.

ARTICLE IV
DEATH BENEFITS

4.1    Conditions. Except as provided in Schedule A, if a Participant dies, leaving a surviving Spouse or Beneficiary who is entitled to Qualified Retirement Plan Survivor Benefits, the surviving Spouse or Beneficiary shall be entitled to benefits from this Plan to the extent set forth in Section 4.2 or 4.3.
4.2    Pre-Retirement Surviving Spouse's Benefits.
(a)    In the event of the death of a Participant who:
(1)    has been credited with at least one hour of service after August 22, 1984,
(2)    has a surviving Spouse,
(3)    has a vested accrued benefit, and
(4)    dies before beginning to receive benefits from the Plan,
his surviving Spouse shall receive a surviving Spouse's benefit.
(b)    The surviving Spouse's benefit shall be an annual pension, payable monthly, in the form of a single life annuity commencing on the first day of the month coinciding with or next following the date the deceased Participant would have attained age 55 (or the first day of the calendar month following the date of his death, if later), equal to the benefit such Spouse would have received if the Participant:
(1)    had terminated employment on the earlier of (A) the date of his death or (B) his actual termination date,
(2)    had survived to the benefit commencement date described in the preceding sentence,

(3)    had then begun to receive an immediate joint and 50% survivor annuity with his Spouse as the beneficiary, and
(4)    had died on the following day.
In the event that the Actuary determines that the value of the Spouse's benefit does not exceed $15,000, then notwithstanding the foregoing, the benefit shall be paid to the Spouse in a single lump sum payment on the first day of the calendar month following the date of the Participant's death. However, the preceding sentence shall not apply unless the Spouse's benefit under this Plan and his or her interest in all other plans, agreements, methods, programs or arrangements that must be aggregated under Treasury Regulation Section 1.409A-1(c)(2) do not exceed $15,000 on an aggregated basis, and all such other interests are terminated and liquidated in their entirety at the same time as the lump sum payment under this paragraph.
4.3    Death After Commencement of Benefits.
Upon the death of a Participant after his Separation from Service and the commencement of his benefits (or the deemed commencement of benefits for a Specified Employee whose commencement is delayed by Section 5.1), his Beneficiary shall be entitled to receive any amount(s) which may be payable under the form of benefit in effect or under any annuity contract which has been distributed to provide the benefits to which the Participant was entitled hereunder. Such benefits shall commence on the first day of the calendar month following the Participant's death.

4.4    Relevant Factors.
(a)    In calculating the amount described in Section 4.2, the Actuary shall take into account all pertinent pro-visions of the Qualified Retirement Plan, including applicable conversion and reduction factors.
(b)    The amount described in Section 4.2 shall be expressed in the form of a 50% joint and survivor annuity.
4.5    Notice. A surviving Spouse or Beneficiary who is entitled to benefits from this Plan shall receive a notice setting forth the amount of the benefits payable to him, as determined under Section 4.2 or 4.3.

ARTICLE V
RETIREMENT BENEFIT PAYMENTS

5.1    Commencement of Benefits. Except as provided in Schedule A, retirement benefits payable from this Plan to a Participant shall commence on the Participant's Benefit Commencement Date. However, if a Participant is a Specified Employee on the date of the Participant's Separation from Service, payment of the Participant's benefit shall not commence until the later of (i) the Benefit Commencement Date or (ii) the first day of the seventh (7th) calendar month following the calendar month of the Participant's Separation from Service (provided that if the Participant dies prior to such first day of the seventh calendar month and a survivor benefit is payable to the Participant's Beneficiary, such survivor benefit shall commence on the first day of the calendar month after the Participant's death). In the event the payment date in (ii) applies, (A) the benefit payments that the Participant would otherwise have received had payments started on the Benefit Commencement Date shall be accumulated and paid to the Participant in a single lump sum payment on the date set forth in (ii) (unless the Participant dies prior to such first day of the seventh calendar month, in which case the lump sum shall be paid to the Participant's Beneficiary on the first day of the calendar month after the Participant's death) and (B) such lump sum payment shall be increased for earnings at the prorated annual rate of 8.25% for the period beginning on the Participant's Benefit Commencement Date and continuing through the date on which the lump sum payment is made to the Participant or the Participant's Beneficiary.
5.2    Form of Benefits. Except as provided in Schedule A, a Participant may elect to receive his retirement benefits payable from this Plan in any form of life annuity available under the Qualified Retirement Plan, using the conversion factors applicable under the Qualified

Retirement Plan, provided that such respective forms of life annuities are actuarially equivalent using reasonable actuarial assumptions as required by Treasury Regulation Section 1.409A-2(b)(2)(ii). An election under this Plan may be made without regard to the form in which such Participant's benefit under the Qualified Retirement Plan is payable. In addition, such Participant's election may be made without regard to the restrictions regarding spousal consent and the timing of benefit elections applicable to the election of form of payment under the Qualified Retirement Plan. The Participant's election with respect to form of payment under this Plan must be made in accordance with procedures adopted by the Benefits Committee.

If a Participant fails to elect the form of annuity available under this Section 5.2 prior to the Participant's Benefit Commencement Date, the Participant shall be treated as if an election was made to receive retirement benefits in the form of the single life annuity provided under the Qualified Retirement Plan if the Participant is not married on his Benefit Commencement Date and a 50% joint and survivor annuity provided under the Qualified Retirement Plan if the Participant is married on his Benefit Commencement Date.
A Participant may (in accordance with the provisions of Treasury Regulation Section 1.409A-2(b)(2)(ii)) make an election to change the life annuity form of payment which the Participant previously elected (or, if the Participant made no such election, the default form of payment, which shall be considered the previously-elected life annuity for purposes of this paragraph), from one type of life annuity to another type of life annuity that has the same scheduled date for the first annuity payment. An election to make such a change may only be made, however, if (i) the election is made before any annuity payment has been made under the Plan, and (ii) the newly-elected life annuity is the actuarial equivalent of the previously-elected life annuity within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(ii) (with such actuarial equivalence being determined by applying reasonable actuarial methods and assumptions). The newly-elected life annuity must be one of the life annuity forms of distribution available under the Qualified Retirement Plan at the time of the Participant's election to change to the new life annuity. The amount of the monthly payment under the newly-elected life annuity will be determined using reasonable actuarial methods and assumptions, as required under Treasury Regulation Section 1.409A-2(b)(2)(ii) (including the requirement that term certain features and Social Security leveling features not be disregarded in determining actuarial equivalence). Any election made by the Participant pursuant to the provisions of this paragraph shall be made in accordance with procedures established by the Benefits Committee.
5.3    Cashouts. In the event that the Actuary determines that the value of the Participant's benefit does not exceed $15,000 at the Participant's Separation from Service, then notwithstanding anything herein to the contrary, the Participant's benefit shall be paid in a single lump sum payment on the Participant’s Benefit Commencement Date (subject, however, to the payment delay in Section 5.1 if the Participant is a Specified Employee). The provisions of this Section 5.3 shall not apply unless the Participant's benefit under this Plan and his interest in all other plans, agreements, methods, programs or arrangements that must be aggregated under Treasury Regulation Section 1.409A-1(c)(2) do not exceed $15,000 on an aggregated basis, and all such other interests are terminated and liquidated in their entirety at the same time as the lump sum payment under this Section 5.3.

ARTICLE VI
FUNDING

6.1    Unfunded Plan. The Plan has been, is, and shall continue to be an unfunded plan. The Participating Companies have not and shall not save, set aside, or earmark any monies or other property for the purpose of paying benefits that may later become payable hereunder to a Participant or his sur-viving Spouse or Beneficiary.
6.2    Payment from General Assets. The benefits payable under the Plan shall be paid from the general assets of the Participating Companies when benefit payments are due and owing. Nothing contained in this Plan shall constitute a guarantee by the Participating Companies or by any other entity or person that the assets of the Participating Companies will be sufficient to pay benefits hereunder.
6.3    Interest and Rights. No Participant, surviving Spouse, or Beneficiary shall have any interest in the assets of the Participating Companies because he is entitled to receive benefits under this Plan. A Participant, surviving Spouse, or Beneficiary shall have only the rights of a general unsecured creditor of the Participating Companies with respect to his benefits.
6.4    Change in Control. Upon a Change in Control the Company shall, as soon as practicable but in no event later than the effective date of the Change in Control, contribute to that certain irrevocable grantor trust established by the Company on March 16, 2005 to assist with the payment of benefits under the Plan (the "Trust") such amount that is sufficient to fund the Trust for 100% of the accrued benefit liabilities under the Plan. Notwithstanding the foregoing, no assets shall be transferred to the Trust for any Participant who is an "applicable covered employee" (as such term is defined in Code Section 409A(b)(3)(D)) during (i) any period during which the Celanese Americas Retirement Pension Plan, the Celanese Americas

Pension Plan for Meredosia Union Employees or any successor plan is in "at-risk" status (as such term is defined in Code Section 430(i)), (ii) any period the Company or any Participating Company is a debtor in a case under Title 11 of the United States Code or similar Federal or State law or (iii) the twelve month period beginning on the date which is six months prior to the date of termination of the Celanese Americas Retirement Pension Plan, the Celanese Americas Pension Plan for Meredosia Union Employees or any successor plan where, as of the date of such termination, such plan is not sufficient for benefit liabilities (within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1984, as amended). In addition, no assets shall be transferred to the Trust if such transfer would violate any of the restrictions under Code Section 409A(b).

ARTICLE VII
ADMINISTRATION

7.1    Plan Administrator. The Benefits Committee shall be the administrator of the Plan and shall control and manage the operation of the Plan.
7.2    Duties and Powers of Benefits Committee.
(a)    The Benefits Committee shall have all powers necessary to administer the Plan in accordance with its terms and applicable law, and shall also have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan. Any construction, interpretation, or application of the Plan by the Benefits Committee shall be final, con-clusive, and binding on all persons.
(b)    To the extent applicable, the Benefits Com-mittee shall have the same specific duties and powers with respect to this Plan as it has with respect to the Qualified Retirement Plan. Similarly, the Bene-fits Committee shall be subject to the same limits on its responsibilities with respect to this Plan as it is with respect to the Qualified Retirement Plan.
7.3    Claims Procedure.
(a)    In the event that the Benefits Committee denies, in whole or in part, a claim for benefits by a Participant or his beneficiary, the Benefits Committee shall furnish notice of the adverse determination to the claimant, setting forth (l) the specific reasons for the adverse determination, (2) specific reference to the pertinent Plan provisions on which the adverse determination is based, (3) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such information is necessary, and (4) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
(b)    The notice described in Subsection (a) shall be forwarded to the claimant within 90 days of the Benefits Committee's receipt of the claim; provided, however, that in special circumstances the Benefits Committee may extend the response period for up to an additional 90 days, in which event it shall notify the claimant in writing of the extension before the expiration of the initial 90 day period, and shall specify the reason or reasons for the extension.
(c)    Within 60 days of receipt of a notice of an adverse determination, a claimant or his duly authorized representative may petition the Benefits Committee in writing for a full and fair review of the adverse determination. The claimant or his duly authorized representative shall have the opportunity to review relevant documents and to submit issues and comments in writing to the Benefits Committee. The Benefits Committee shall review the adverse determination and shall communicate its decision and the reasons therefor to the claimant in writing within 60 days of receipt of the petition setting forth (l) the specific reasons for the adverse determination, (2) specific reference to the pertinent Plan provisions on which the adverse determination is based, (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits, and (4) a statement describing any voluntary appeal procedures offered by the Plan and claimant's right to obtain information regarding such procedures and a statement of the claimant's right to bring an action under section 502(a) of ERISA. However, in special circumstances the Benefits Committee may extend the response period for up to an additional 60 days, in which event it shall notify the claimant in writing prior to the commencement of the extension.

(d)    If for any reason the written notice of the adverse benefit determination described in Subsection (a) is not furnished within 90 days of the Benefits Committee's receipt of a claim for benefits, the claim shall be deemed to be denied. Likewise, if for any reason the written decision on review described in Subsection (c) is not furnished within the time prescribed, the claim shall be deemed to be denied on review.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1    Power of Amendment and Termination.
(a)    It is the intention of each Participating Company that this Plan will be permanent. However, each Participating Company reserves the right to terminate its participation in this Plan at any time by action of its board of directors or other governing body. Furthermore, the Plan may be amended or terminated at any time by written action of the Board of Directors. The Plan also may be amended by the Benefits Committee, provided such amendment either (1) does not increase the cost to the Participating Companies by more than $250,000 annually, as determined by an enrolled actuary selected by the Benefits Committee; or (2) is required as a result of any business acquisition or divestiture approved by the Board of Directors.
(b)    Each amendment to the Plan shall be in writing and shall be binding on each Participating Company. No amendment shall have the effect of retroactively depriving Par-ticipants of benefits already accrued under the Plan.
(c)    Any amendment or termination of the Plan shall become effective as of the date designated by the Board of Directors, or, if appropriate, the Benefits Committee. No benefit payments under the Plan shall be accelerated as a result of termination unless the Board of Directors approves such acceleration and, except for the benefits set forth on Schedule A, the acceleration is permitted by and it complies with the applicable requirements and limitations of Treasury Regulation Section 1.409A-3(j)(4)(ix).
(d)    Notwithstanding anything herein to the contrary, following the occurrence of a Change in Control, there shall be no modification to or revocation of the provisions of Section 6.4 without the written consent of the Board of Directors serving immediately prior to the Change in Control, except for amendments necessary to comply with applicable law.
8.2    Automatic Termination. The Plan shall automati-cally terminate when the Qualified Retirement Plan terminates if it is not terminated before then.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1    Effective Date. The effective date of this amended and restated Plan shall be January 1, 2009.
9.2    Plan Year. The plan year of the Plan shall be the calendar year (January 1st through December 31st).
9.3    No Employment Rights. Neither the action of the Company in establishing the Plan, nor any provisions of the Plan, nor any action taken by the Participating Companies or the Benefits Committee shall be construed as giving to any Employee of a Participating Company the right to be retained in its employ or any right to payment except to the extent of the benefits to which he may become entitled under the Plan.
9.4    Loss of Eligibility and Benefits. Notwith-standing a Participant's satisfaction of the requirements for participation herein, such Participant may nevertheless be deemed to be ineligible to participate or to continue to participate in the Plan and be denied benefits hereunder if, upon consideration of the facts and circumstances and any advice or recommendation of a Participating Company, the Board of Directors finds that such Participant has either before or after a Separation from Service:

(i)    violated any Participating Company policies, or
(ii)    directly or indirectly competed against a Participating Company (where indirect competition could include, but not be limited to, the Participant's having worked for or with others who compete against the Participating Company or do work that the Participating Company may otherwise have had the opportunity to compete for), or

(iii)committed a crime or other offense, or
(iv)    acted in a way considered adverse to a Participating Company, or
(v)    has taken an action, or has omitted to act in such a way, that is considered contrary to a Participating Company's interests.
9.5    Governing Law. Except to the extent superseded by the Employee Retirement Income Security Act of 1974, as amended from time to time, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the state of Delaware.
9.6    Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision(s) determined to be void.
9.7    Mailing Address. Benefit payments and notifica-tions hereunder shall be deemed made when mailed to the last address furnished to the Benefits Committee.
9.8    Spendthrift Clause.
(a)    No benefit payable at any time under this Plan and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant, surviving Spouse, or Beneficiary, or subject to attachment, garnishment, levy, execution, or other legal or equitable process.
(b)    Any attempt to alienate or assign a benefit hereunder, whether currently or hereafter payable, shall be void. No benefit shall in any manner be liable for or subject to the debts or liability of any Participant, surviving Spouse, or Beneficiary. If any Participant, surviving Spouse, or Beneficiary attempts to or does alienate or assign his benefit under the Plan or any part thereof, or if by reason of his bank-ruptcy or other event happening at any time such benefit would devolve upon anyone else or would not be enjoyed by him, then the Benefits Committee may terminate payment of such benefit and hold or apply it for the benefit of the Participant, surviving Spouse, or Beneficiary.
9.9    Incapacity. If the Benefits Committee deems any individual who is entitled to receive payments hereunder to be incapable of receiving or disbursing the same by reason of ill-ness, infirmity, or incapacity of any kind, such payments shall be applied directly for the comfort, support, and maintenance of the individual, or shall be paid to any responsible person caring for the individual who is determined by the Benefits Committee to be qualified to receive and disburse such payments for the individual's benefit; and the receipt of such person shall be a complete acquittance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Participating Companies and the Bene-fits Committee.
9.10    Tax Withholding. The Benefits Committee shall have the right to withhold from benefit payments any and all local, state, and federal taxes which may be withheld in accor-dance with applicable law. For purposes of the preceding sentence, any amounts required to be withheld for Federal Insurance Contributions Act (FICA) taxes (and for income taxes on such withheld FICA taxes) with respect to benefits that are payable from this Plan (other than benefits payable under Schedule A) may be paid from such benefits (whether or not such benefits have commenced) in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(vi)and the Participant's benefit shall be reduced by the amount of such withholding.

9.11    Distribution Delays. The payment or commencement of payments under the Plan shall be made or shall begin on the date specified in the Plan or as soon as administratively practicable thereafter. However, if for administrative or any other reasons there is a delay in the payment or commencement of payments beyond the date specified in the Plan, the payment or commencement of payments (other than payments under Schedule A) shall not be delayed beyond the last day permitted under Treasury Regulation Section 1.409A-3(d) for treating a delayed payment as having been made on the applicable specified payment date.
9.12    Compliance with Section 409A. Except for the benefits set forth on Schedule A, it is intended that the remainder of this Plan comply with the provisions of Section 409A. With respect to the benefits provided by Schedule A, it is intended that such benefits qualify for "grandfathered" status and continue to be governed by the law applicable to nonqualified deferred compensation prior to enactment of Section 409A. This Plan shall be administered in a manner consistent with this intent, and any provision not set forth on Schedule A that would cause the Plan to fail to satisfy Section 409A shall have no force and effect on benefits not covered by Schedule A until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the affected Participants).
Notwithstanding anything herein to the contrary, in the event that all or any portion of a Participant's benefit under this Plan is includible in the Participant's income as a result of a failure to comply with the requirements of Section 409A, the Board of Directors may direct the Plan to pay to the Participant during the Plan Year in which such failure is identified a lump sum payment equal to the present value of the benefit under this Plan that is required to be included in the Participant's income as a result of such failure. The Participant's benefit under the Plan shall be reduced by the actuarial equivalent value of such payment (computed using the actuarial assumptions in the Qualified Retirement Plan for valuing lump sum distributions).
Executed this 31st day of December, 2008.

CELANESE AMERICAS CORPORATION
BENEFITS COMMITTEE

By:	/s/ Jan Dean

By:	/s/ Patrick Carroll

By:	/s/ Michael Summers

SCHEDULE A

Special Provisions for Former
Hoechst Roussel Vet Company Employees

A.1. Notwithstanding any other provision in the Plan to the contrary, certain former Hoechst Roussel Vet Company employees, as described in Section 3.1, will be entitled to benefits in accordance with this Schedule A.

A.2. The annual amount of the benefits payable under this Schedule A shall be equal to:

(a)    the annual amount of the benefit that he was entitled to receive from the Qualified Retirement Plan, as of March 31, 2000, if the limitations of Code sections 401(a)(17) and 415 were disregarded, which amount shall be calculated by the Actuary using the Qualified Retirement Plan's benefit formula; minus

(b)    the actual annual amount of his Qualified Retirement Plan benefit as of March 31, 2000.

A.3. Benefits payable under this Schedule A shall be expressed and paid in the normal form of benefit (as that term is defined in the Qualified Retirement Plan). No optional forms of benefit will be permitted.

A.4. In the event of the death of a Participant who: (1) is entitled to benefits under this Schedule A; (2) has been credited with at least one hour of service after August 22, 1984, (3) has a surviving spouse, (4) had a vested accrued benefit under the Qualified Retirement Plan as of March 31, 2000, (5) dies before beginning to receive benefits from the Plan, his surviving spouse shall be entitled to benefits as set forth in Section A.5.

A.5. The benefit payable to a surviving spouse, as described in Section A.4, shall be an annual pension, payable monthly, in the form of a single life annuity commencing on the first day of the month coinciding with or next following the date the deceased Participant would have attained age 55 (or the first day of the month following the date of his death, if later), equal to the benefit such spouse would have received if the Participant:

(a) had terminated employment as of March 31, 2000,

(b) had survived to the benefit commencement date described in the preceding sentence,

(c) had then begun to receive an immediate joint and 50% survivor annuity with his spouse as the beneficiary, and

(d) had died the following day.

A.6.    In calculating the amount described in Section A.5., the Actuary shall take into account all pertinent provisions of the Qualified Retirement Plan, including applicable conversion and reduction factors.

A.7.    Upon the death of a Participant, after he begins to receive benefits in accordance with this Schedule A, death benefits, if any, shall be payable based upon the form of benefit paid to the Participant.

A.8.    Benefits payable in accordance with this Schedule A shall continue to be paid to a Participant or his surviving spouse for as long as required by the form of benefit in which the benefit is paid.

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